Exhibit 99.1

Dear Warrant holder,

Reference is hereby made to that certain Warrant Agreement (the “Existing Warrant Agreement”), dated July 19, 2021, by and among Chavant Capital Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (“CST”), as modified by that certain Amendment to Warrant Agreement (“Amendment” and the Existing Warrant Agreement, as modified by the Amendment, the “Warrant Agreement”) dated as of December 21, 2023 by and among the Company and CST. Any capitalized term used but not defined herein shall have the meaning ascribed such term in the Warrant Agreement. In addition, effective as of the Domestication Effective Time, all references to the “Company” in the Existing Warrant Agreement shall instead to refer to Mobix Labs, Inc. rather than Chavant Capital Acquisition Corp.

Pursuant to Section 4.5 of the Warrant Agreement, the Company hereby notifies CST that:

•	in connection with the closing of its initial Business Combination, the Company issued additional shares of Class A Common Stock for capital raising purposes at an effective issue price of $5.03 per share of Class A Common Stock (the "Newly Issued Price") (such price determined pursuant to Section 4.3.2 of the Warrant Agreement),
•	the aggregate gross proceeds from such issuances represented more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation thereof (net of redemptions), and
•	the volume weighted average trading price of the shares of Class A Common Stock during the ten (10) trading day period starting on the trading day prior to the day on which the Company consummated the initial Business Combination (such price, the "Market Value") was $4.93 per share.

As a result, pursuant to Sections 4.3.2 and 4.5 of the Warrant Agreement, the (i) Warrant Price has been adjusted to $5.79 (representing 115% of the Newly Issued Price (which is greater than the Market Value)) and (ii) the Redemption Price has been adjusted to $9.06 (representing 180% of the Newly Issued Price which is greater than the Market Value).

Sincerely,

Mobix Labs, Inc.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President and Chief Financial Officer